Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284135

and Registration No. 333-284997

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED FEBRUARY 18, 2025)

2,260,000 UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK AND ONE SERIES D

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

22,146,750 PRE-FUNDED UNITS

EACH PRE-FUNDED UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

AND ONE SERIES D WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

119,773,750* SHARES OF COMMON STOCK UNDERLYING THE SERIES C WARRANTS, THE SERIES D WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

This prospectus supplement amends and supplements the prospectus, dated February 18, 2025, as supplemented or amended from time to time (the “Prospectus”), which forms a part of the Registration Statement on Form S-1, as amended (No. 333-284135), and the Registration Statement on Form S-1MEF (No. 333-28997) of LogicMark, Inc., a Nevada corporation (the “Company”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on March 27, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by the Company of an aggregate of 2,260,000 units (“Units”) consisting of: (i) 2,260,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); (ii) Series C warrants to purchase up to 2,260,000 shares of Common Stock (the “Series C Warrants”), and (iii) Series D warrants to purchase up to 2,260,000 shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”); and (y) 22,146,750 pre-funded units of the Company (the “Pre-Funded Units”), consisting of (i) pre-funded common stock purchase warrants exercisable for up to 22,146,750 shares of Common Stock (the “Pre-Funded Warrants”), (ii) Series C Warrants exercisable for up to 22,146,750 shares of Common Stock and (iii) Series D Warrants exercisable for up to 22,146,750 shares of Common Stock, pursuant to the Registration Statement and securities purchase agreements, each dated February 18, 2025, between the Company and each of the purchasers signatory thereto.

*Each Series C Warrant, upon exercise at a price of $0.59 per share (100% of the public offering price of the Unit), and Each Series D Warrant, upon exercise at a price of $0.885 per share (150% of the public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant; provided, however, that the Series D Warrants also contain an alternative cashless exercise provision, by which such exercising holder will have the right at any time upon receipt of Stockholder Approval and the filing of an Amendment (each as defined in the Prospectus) to receive three (3) shares of Common Stock for each Series D Warrant they exercise, without any cash payment to the Company.

The Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LGMK.” The last reported closing price for the Common Stock on Nasdaq on March 26, 2025 was $0.0923 per share.  On November 18, 2024, the Company effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus, as well as other information included in the Prospectus, to read about factors you should consider before investing in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36616	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Diode Lane Louisville, KY	40299
(Address of registrant’s principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (502) 442-7911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LGMK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 27, 2025, LogicMark, Inc. (the “Company”) filed a Certificate of Amendment (the “Charter Amendment”) to its articles of incorporation, as amended (the “Charter”), with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) to increase the number of authorized shares of the capital stock that the Company may issue from 110,000,000 shares to 880,000,000 shares, of which 800,000,000 shares are classified as common stock, par value $0.0001 per share (“Common Stock”), and 80,000,000 shares are classified as “blank check” preferred stock, par value $0.0001 per share.

As disclosed in Item 5.07 of this Current Report on Form 8-K (this “Form 8-K”), the authorization of the Company’s board of directors (the “Board”) to file the Charter Amendment with the Nevada Secretary of State was approved by the Company’s stockholders at the Company’s 2025 special meeting of stockholders held on March 27, 2025 (the “Special Meeting”). The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is filed as Exhibit 3.1(i) to this Form 8-K and incorporated in this Item 5.03 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 27, 2025, the Company held the Special Meeting. Set forth below are the four proposals that were voted on at the Special Meeting and the stockholder votes on each such proposal, as certified by the inspector of elections for the Special Meeting. These proposals are described in further detail in the Definitive Proxy Statement on Schedule 14A filed by the Company with the U.S. Securities and Exchange Commission on March 7, 2025 (the “Proxy Statement”).

As of the close of business on February 18, 2025, the record date for the Special Meeting, 6,582,474 shares of Common Stock were issued, outstanding and entitled to vote, 1 share of the Company’s Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), was issued, outstanding and entitled to vote, held by one record holder, and 106,333 shares of the Company’s Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), were issued, outstanding and entitled to vote, held by one record holder. Holders of shares of Common Stock and the holder of the share of Series C Preferred Stock were entitled to one vote per share for each share of Common Stock and share of Series C Preferred Stock held by them, respectively. The holder of shares of Series F Preferred Stock was entitled to vote on an as-converted to Common Stock basis, entitling such holder to 82 votes for the 106,333 shares of Series F Preferred Stock held by such holder. Stockholders holding an aggregate of 4,003,384 votes were present at the Special Meeting, in person or represented by proxy, which number constituted a quorum.

Proposal 1 – The approval of the issuance of 20% or more of outstanding shares of Common Stock, for purposes of Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”), upon exercise of the Company’s Series C common stock purchase warrants and Series D common stock purchase warrants, dated February 18, 2025, was approved by the Company’s stockholders. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
306,513	134,996	1,139	70,738

Proposal 2 – The authorization of the Company’s board of directors (the “Board”) to amend the Charter to effect a reverse stock split of the outstanding shares of Common Stock by a ratio in the range of one-for-ten to one-for-fifty, to be determined in the Board’s sole discretion, no later than December 31, 2025 (the “Common Stock Reverse Split”) was approved by the Company’s stockholders. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
3,857,645	144,598	1,141	0

Proposal 3 – The authorization of the Board to amend the Charter by amending the Certificate of Designations, Preferences and Rights of Series C Preferred Stock to (i) effect a reverse stock split of the outstanding shares of Series C Preferred Stock by the same ratio as the Board selects for the Common Stock Reverse Split (the “Series C Reverse Stock Split”) and (ii) proportionally adjust the stated value of the Series C Preferred Stock to reflect the ratio selected for the Series C Reverse Stock Split was approved by the Company’s stockholders. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
3,859,852	143,484	48	0

Proposal 4 – The authorization of the Board to amend the Charter to increase the number of authorized shares of the Company’s capital stock from 110,000,000 shares to up to 880,000,000 shares, provided that the ratio between the number of authorized shares of Common Stock and the number of authorized shares of the Company’s “blank check” preferred stock, par value $0.0001 per share, remains at all times 10:1, no later than December 31, 2025 was approved by the Company’s stockholders. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
3,851,118	151,145	1,121	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1(i)	Certificate of Amendment to the Articles of Incorporation of LogicMark, Inc., filed with the Secretary of State of the State of Nevada on March 27, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2025	LogicMark, Inc.

	By:	/s/ Mark Archer
		Name:	Mark Archer
		Title:	Chief Financial Officer

Exhibit 3.1(i)

Business Number E32388472023 - 1 Filed in the Office of Secretary of State State Of Nevada Filing Number 20254769870 Filed On 3/27/2025 9:06:00 AM Number of Pages 3

Docusign Envelope ID : A510B514 - CE3E - 49AF - 803C - C9585E09F 722 BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T c Profit Corporation: Certificate of Amendment (PuRsuANT TO NRs 78 . 380 & 78.385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 78.403) Officer's Statement (PuRsuANT TO NRs 8o.D3o Date : L - _ _j Time : - --------- _j (must not be later than 90 days after the certificate is filed) . Effective Date and ime: (Optional) Changes to takes the following effect: O The entity name has been amended. 0 The registered agent has been changed . (attach Certificate of Acceptance from new registered agent) Ƒ The purpose of the entity has been amended. [8J The authorized shares have been amended. O The directors , managers or general partners have been amended . 0 IRS tax language has been added . 0 Articles have been added. O Articles have been deleted . 0 Other . The articles have been amended as follows: (provide article numbers, if available) Article IV, Section 1 is amended and restated as set forth on Exhibit A. (attach additional page(s) if necessary) 5. Information Being Changed: (Domestic orporations only) 6. Signature: (Required) Chief Financial Officer 7..!!718986665F4D1 .. . . Title 1gnature ot Officer or Authorized Signer x _ Signature of Officer or Authorized Signer Title * If any proposed amendment would alter or change any preference or any relat iv e or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2 of 2 Revised: 1/1/2019

Docusign Envelope ID : A510B514 - CE3E - 49AF - 803C - C9585E09F722 EXHIBIT A ARTICLE IV Section 1 . Authorized Capital Stock . The Company is authorized to issue two classes of capital stock, designated as Common Stock and Preferred Stock (each as defined below) . The total number of shares of capital stock that the Company is authorized to issue is 880 , 000 , 000 shares, consisting of 800 , 000 , 000 shares of common stock, par value $ 0 . 0001 per share ("Common Stock"), and 80 , 000 , 000 shares of "blank check" preferred stock, par value $ 0 . 0001 per share ("Preferred Stock") . Subject to (i) any rights of the holders of any series of Preferred Stock pursuant to a certificate of designation currently in effect establishing such series of Preferred Stock in accordance with the ACT (a "Certificate of Designation") and (ii) any provision of the ACT requiring otherwise , the number of authorized shares of any of the Common Stock or Preferred Stock (or series thereof) may be increased or decreased (but not below the applicable number of shares thereof then outstanding) by the vote required by the holders of such shares of such Common Stock or Preferred Stock pursuant to the Company's bylaws (as may be further amended, restated , modified or supplemented from time to time, the "Bylaws") .